Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of November 1, 2025 (the “Effective Date”) by and between OMNIQ Corp., a Delaware corporation (the “Company”), and Shai Lustgarten, an individual (the “Executive”).

WHEREAS, the Company and Executive entered into that certain Letter Agreement, dated September 5, 2019 and employment agreement dd Feb 2020 and subsequently revised on April 1, 2023

WHEREAS, the Company and Executive desire to have this Agreement replace the Agreement signed on April 2023 as the governing document for Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the premises and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Duties and Responsibilities.

1.1 Positions. Executive shall serve as the Company’s President and Chief Executive Officer (“CEO”), with such duties as are customarily associated with the position of a CEO for a public company. As part of these duties, Executive shall report to and perform the specific duties and responsibilities assigned to him by the Company’s Board of Directors during his tenure as CEO.

1.2 Efforts; Other Activities. Executive agrees to devote his best efforts, attention and energies to advance the business and welfare of the Company, to render his services under this Agreement, faithfully, diligently, competently and to the best of his ability. Executive may conduct other non-competitive business or hold other positions or directorships with other non-competitive for- profit entities, provided that those activities do not create a conflict of interest with the Company or do not interfere with the performance of Executive’s duties to the Company. Executive may, without the prior approval of the Board, serve in any capacity with any civic, education, or charitable non-profit organization, provided such service does not interfere with Executive’s duties to the Company.

1.3 Location; Travel. Executive shall be based, as per his determination, at the Company’s headquarters in Murray, Utah . Executive will be required to travel from time to time to other geographic locations in connection with the performance of his duties.

2. Agreement Term. Except as otherwise provided for herein, the term of this Agreement with Executive shall commence on the Effective Date and terminate on the four-year anniversary of the Effective Date (the “Termination Date”) (the duration between the Effective Date and Termination shall hereinafter be referred to as the “Term”). At that time, the parties will address and negotiate in good faith any mutually agreeable extension or replacement of this Agreement. Even so, the parties agree that the Executive’s employment with the Company during the Term, notwithstanding the provisions of this Agreement or the potential for any extensions thereof or subsequent agreements, may be terminated by either Executive or the Company at any time, for any or no reason, with or without Cause (as defined below), and pursuant to the terms provided below. After the Expiration date of this Agreement, the Parties agree that the Term of this Agreement shall automatically be extended for consecutive periods of one (1) year each time, unless, not less than ninety (90) days preceding such anniversary date, the Parties to this Agreement shall decide not to extend the term of this Agreement.

3. Compensation and Benefits.

3.1 Base Salary. Executive’s base salary under this Agreement shall be Eight Hundred and Fifty Thousand Dollars ($850,000.00) (U.S.) per year (less applicable withholdings), which shall be payable as provided by law and in accordance with the Company’s standard payroll schedule, together with such increases as may be approved by the Company’s Compensation Committee and Board of Directors from time to time in their sole discretion (the “Base Salary”). This amount shall increase 5% per year on the anniversary of the Agreement to account for Cost of Living increases.

3.2 Executive Bonus Plan. Executive shall be eligible to participate in the Company’s and/or Company’s Subsidiaries and/or Affiliates, Executive Bonus Plan/s, as it may exist from time to time, which will include both cash and equity components and be based on measurable objectives established by the Company’s Board of Directors for achievement in free cash flow, EBITDA, cost reduction, and/or any other factors the Board of Directors selects in its sole discretion. Such objectives shall be generated and approved by the Compensation Committee. The timing and frequency of the payout of Executive’s bonuses as CEO will be determined and confirmed by the Compensation Committee of the Board prior to payout.

3.3 Equity Awards, As CEO, Executive shall be eligible to participate in the Company’s and/or Company’s Subsidiaries and/or Affiliates, Equity Incentive Plan/s and receive, inter alia, additional stock options or grants in the Company and/or Company’s Subsidiaries and/or Affiliates, which will be determined during the duration of Executive’s employment with the Company (the “Employment Period”) and offered both at times and in amounts subject to the Board of Directors’ sole discretion. All such awards under the Company’s and/or Company’s Subsidiaries and/or Affiliates, Equity Incentive Plan/s shall be subject to a vesting schedule determined by the Compensation Committee of the Board of Directors.

3.4 Paid Time Off. Executive shall receive four (4) weeks of paid time off (“PTO”) per calendar year, which amount shall accrue in accordance with and subject to any caps on accrual established by the Company’s vacation policy in effect from time to time for employees of the Company. In addition, Executive shall be entitled to paid time off for all holidays provided under the Company’s regular holiday schedule.

3.5 National Securities Exchange Bonus. If the Company or any of its subsidiaries and/or affiliates is successful in listing or offering its securities, or the securities of any subsidiary thereof, on the OTC and or a foreign exchange and/or on NASDAQ or New York Stock Exchange markets and such a listing or offering shall be consummated within 24 months of the Effective Date, then the Executive shall be entitled to a $90,000 onetime payment which shall be paid on the 1st day that the Company’s, or any subsidiary thereof, shares become traded on such national exchange. If any of the companies traded on OTC or foreign exchange uplists to a national exchange, Executive will be entitled to a one-time $90,000 bonus.

3.6 Equity Financing Bonus. If the Company procures equity financing in an amount equal to or greater than $2,000,000 during the term of this Agreement, then the Executive shall be entitled to a success fee of $60,000 upon the Company’s receipt of at least $2,000,000. Executive’s right to receive such fee shall remain in force for a period of 24 months immediately following the termination of this Agreement. If the Company procures equity financing in an amount equal to or greater than $4,000,000 during the term of this Agreement, then the executive shall be entitled to a success fee of $120,000 upon the Company’s receipt of at least $4,000,000. Executive right to receive such fee shall remain in force for a period of 24 months immediately following the termination of this Agreement. If the Company procures equity financing in an amount equal to or greater than $6,000,000 during the term of this Agreement, then the executive shall be entitled to a success fee of $ 240,000 executive right to receive such fee shall remain in force for a period of 24 months immediately following the termination of this Agreement. If the Company procures equity financing in an amount equal to or greater than $12,000,000 during the term of this Agreement, then the executive shall be entitled to a success fee to be determined by the Board of Directors but not less than $400,000 upon the Company’s receipt of at least $$12,000,000. Executive right to receive such fee shall remain in force for a period of 24 months immediately following the termination of this Agreement. If the Company procures equity financing in an amount equal to or greater than $15,000,000 during the term of this Agreement, then the executive shall be entitled to a success fee to be determined by the Board of Directors but not less than $500,000. If the Company procures equity financing in an amount equal to or greater than $2,000,000 during the term of this Agreement, then the Executive shall be entitled to a success fee of $60,000 upon the Company’s receipt of at least $2,000,000. Executive’s right to receive such fee shall remain in force for a period of 24 months immediately following the termination of this Agreement.

3.7 M&A Bonus.

(a)	If the Company and/or Company’s Subsidiaries and/or Affiliates, closes any M&A transaction with a third party target during the term of this Agreement, then the Executive shall be entitled to a success fee in the amount equal to two percent (3%) of the total gross transaction price, in any combination of cash and shares to be determined by the Executive, to be paid to the Executive within two (2) weeks of the closing of such transaction.
(b)	If the Company and/or Company’s Subsidiaries and/or Affiliates, closes any M&A transaction in which it is the acquired company and/or Company’s Subsidiaries and/or Affiliates, then the Executive shall be entitled to a success fee in the amount equal to four percent (4%) of the total gross transaction price, in any combination of cash and shares to be determined by the Executive, to be paid to the Executive within two (2) weeks of the closing of such transaction.
(c)	The fees described in this Section 3.7 shall also apply to any M&A transaction that closes after the term of this Agreement but which the Executive substantially contributed to prior to the termination of this Agreement.

3.8 Sales Bonus. If the Company achieves at least $680,000,000 in sales in any fiscal year covered by this Agreement, then the Executive shall receive a bonus within a reasonable time after the end of such fiscal year. The Executive shall receive:

Up to $100M => 1% of total revenue

From $100-120M => 1% of $100M revenue + 0.75% for the additional revenue between $100M and $120M From $120M and up => 1% of $100M revenue + 0.75% for the additional revenue between $100M and $120M + 1% for the additional revenue over $120M

3.9 Market Capitalization Bonus. In addition to all other compensation and benefits provided herein, as the current market capitalization as of the signing of this agreement is approximately $1 million, the Executive shall be entitled to receive the following performance-based bonuses tied to the Company’s market capitalization:

If the Company achieves a market capitalization in excess of Ten Million Dollars ($10,000,000), as determined below and maintained for thirty (30) consecutive trading days, the Executive shall receive a one-time bonus of One Hundred Thousand Dollars ($100,000). Thereafter, the Executive shall be entitled to receive an additional one-time bonus equal to one percent (1%) of the Company’s market capitalization (calculated at the applicable threshold) each time the Company’s market capitalization increases by an additional Ten Million Dollar ($10,000,000) increment above the initial Ten Million Dollar level, and such increased market capitalization is maintained for thirty (30) consecutive trading days.

For example, upon the Company achieving and maintaining a Twenty Million Dollar ($20,000,000) market capitalization for thirty (30) consecutive trading days, the Executive shall receive a one-time bonus of Two Hundred Thousand Dollars ($200,000); upon achieving a Thirty Million Dollar ($30,000,000) market capitalization, a bonus of Three Hundred Thousand Dollars ($300,000); and so forth.

For purposes of this Agreement, “market capitalization” shall mean the product of (a) the total number of the Company’s issued and outstanding shares of common stock as of the applicable measurement date, and (b) the average closing price per share of the Company’s common stock over the relevant thirty (30) consecutive trading-day period as reported on the principal exchange or quotation system on which the Company’s shares are traded.

Each such milestone bonus shall be payable within thirty (30) days following the end of the applicable measurement period and, at the Executive’s sole option, may be received either (i) in cash or (ii) in shares of the Company’s common stock, valued at the average closing price during the same thirty (30) consecutive trading-day period used to determine the applicable market capitalization threshold.

3.10 Group Benefit Plans; Individual Insurance. Executive shall, throughout the Employment Period, be eligible to participate in all of the group term life insurance plans, group health plans, dental plans, accidental death and dismemberment plans, short-term disability programs, retirement plans, profit sharing plans, 401 (k), employee stock purchase plans or other plans for which Executive qualifies that are available to the executive officers of the Company as provided under the terms of such plans. With respect to any of the foregoing benefits, Executive may elect to receive the cash value of the premiums the Company would otherwise pay as additional compensation. In addition, during the Employment Period, the Company shall pay, on behalf of Executive, up to $20,000 per calendar year toward the premium(s) of a life insurance policy insuring Executive’s life. Such payment may be applied, at Executive’s discretion, to either (a) a new policy designated and owned by Executive, or (b) an existing policy currently owned by Executive. Executive shall retain all ownership rights and beneficiary designations with respect to any such policy, and the Company shall have no ownership or beneficial interest therein. Any such payments shall be treated as taxable compensation to Executive only to the extent required by law.

3.11 Withholdings. The Company shall deduct and withhold from any compensation payable to Executive hereunder (including but not limited to, any payments or benefits under this Section 3 and any payments or benefits under Section 5), any and all applicable federal and state income and employment withholding taxes and any other amounts the Company determines are required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4. Expense Reimbursement. During the Employment Period, Executive shall be entitled to, in accordance with the reimbursement policies in effect from time to time, receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder, including, but not limited to, a car allowance ($1,840 per month) and international and intrastate flights, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for the business expenses in question under all applicable rules and regulations of federal and state taxing authorities. Executive shall be entitled to be accompanied by his significant other in two business trips per year and Executive’s significant other’s travelling expenses will also be covered by the Company.

5. Termination of Employment. During the Term of this Agreement, Executive’s employment with the Company shall be at-will and may be terminated by either the Company or Executive, for any reason not prohibited by law. During the first 12 months, the Executive can terminate the Agreement without cause and subject to 90 days’ prior written notice. After the first 12 months, either party may terminate the Agreement without cause, subject to 90 days’ prior written notice to the other party. If such termination occurs before the Termination Date, then Executive shall have no further rights to any other compensation or benefits from the Company under this Agreement other than the “Separation Benefits” as set forth in Section 5.l.

5.1 Separation Benefits. In the event the Executive resigns from the Company voluntarily, then the Company shall pay to Executive the following:

(a) Executive’s unpaid Base Salary that has been earned through the date that Executive’s employment with the Company is terminated (the “Early Termination Date”);

(b) Executive’s accrued but unused vacation:

(c) Any accrued but unpaid expenses pursuant to Section 4 above;

(d) Such vested accrued benefits, and other benefits and/or payments, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company as of the Early Termination Date (including, for example, the presentment of the right to continue health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as applicable), but not including any severance pay plan; and

(e) Any other payments as may be required under applicable law. The benefits provided under subsections (a) through (d) of this Section 5.1 are collectively referred to as the “Separation Benefits.”

5.2 Termination without Cause or Resignation for Good Reason.

(a) Early Termination Benefits. If during the Term of this Agreement, the Executive voluntarily resigns for Good Reason (as defined below) or the Company terminates Executive’s employment for any reason other than for Cause (as defined below), then the Company shall pay to the Executive the following compensation and benefits in addition to the Separation Benefits set forth in Section 5.1, subject to the conditions set forth in Section 6 and contingent upon the Executive’s execution and delivery of a general release of claims in favor of the Company, its affiliates and representatives, the form of which is acceptable to the Company:

(i) Severance Payment. A lump sum payment equal to the greater of (A) the unpaid Base Salary through the end of the Term of this Agreement, at the rate in effect on the Early Termination Date, that otherwise would have been paid to the Executive if he remained employed through the end of this Agreement’s full Term, or (B) one (1) year of Base Salary, at the rate in effect on the Early Termination Date. Subject to Sections 7 and 8, the lump sum payment required by this Section shall be paid no later than thirty (30) days following the Early Termination Date.

(ii) COBRA Reimbursement. In the event that the Executive properly and timely elects to continue health benefit coverage under COBRA after the Early Termination Date and the Company received from Executive of a copy of such election and proof of Executive’s timely payment of each COBRA premium, the Company shall promptly reimburse Executive on a taxable basis for the amount of each such premium paid by Executive. Such COBRA premium reimbursements will be paid by the Company for coverage until the earliest of (A) the end of the period of time during which the Executive is entitled to continuation coverage under COBRA, or (B) such time as Executive subsequently becomes covered by another group health plan. Executive agrees to notify the Company immediately if he becomes covered by another group health plan. If, on the Early Termination Date, the Company determines in its sole discretion that it cannot reimburse the Executive for the COBRA premiums as provided in this Section 5.2(a)(ii) above without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive monthly payments (the “Section 5.2(a)(ii) Taxable Payments”) during the maximum period for which COBRA premiums otherwise were to be reimbursed. The amount of each monthly payment shall equal the COBRA premium that the Executive would be required to pay to continue his healthcare benefits under the Company’s group plans for the first month of COBRA coverage. For the avoidance of doubt, the Section 5.2(a)(ii) Taxable Payments, if any, will be made regardless of whether the Executive elects COBRA continuation coverage and may be used for any purpose, including, but not limited to continuation coverage under COBRA.

(b) Definition of Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) Executive’s misappropriation of the Company’s funds or property, or any attempt by Executive to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Audit Committee of the Company’s Board of Directors;

(ii) Any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company (or any parent or subsidiary of the Company);

(iii) Executive’s willful failure to perform, or continuing neglect in the performance of, duties lawfully assigned to Executive by the Company’s Board of Directors, provided that the Company shall have provided Executive with written notice of such failure or neglect and the Executive has been afforded at least ten (10) business days to cure such failure or neglect;

(iv) Executive’s conviction of, or plea of nolo contendre to, any felony or misdemeanor involving moral turpitude or fraud, or of any other crime involving material harm to the standing or reputation of the Company;

(v) Any other willful misconduct by Executive that the Board determines in good faith has had a material adverse effect upon the business or reputation of the Company;

(vi) Any other material breach or violation by the Executive of this Agreement, the Company’s written code of conduct, or other written policy of the Company that has been provided to the Executive; provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded at least ten (10) business days to cure.

Notwithstanding the foregoing, in subparagraphs (iii) and (vi), (A) the cure period shall apply neither to violations of the Company’s code of conduct or prohibition against unlawful harassment, and (B) such cure period shall only apply to breaches, violations, failures or neglect that in the Board’s sole judgment are capable of or amenable to such cure.

(c) Definition of Good Reason. For the purposes of this Agreement, “Good Reason” shall mean Executive’s voluntary resignation upon any of the following events:

(i) A material reduction in Executive’s authority, duties or responsibilities (and not simply a change in title or reporting relationships);

(ii) A material reduction by the Company in the Executive’s compensation (for avoidance of doubt, a ten percent (10%) reduction in the Executive’s Base Salary shall constitute a material reduction in Executive’s compensation);

(iii) Any breach by the Company of its obligations under this Agreement that results in material adverse consequences to Executive including but not limited to the failure to issue Executive the Stock Grant or the Signing Stock Options; or

(iv) The failure of any buyer or acquirer of the Company in a change in control to assume the Company’s obligations to Executive under this Agreement.

Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Executive provides written notice to the Company identifying and describing the event resulting in Good Reason within ninety (90) days of the initial existence of such event (“Good Reason Notice”), the Company does not cure such event within thirty (30) days following receipt of the Good Reason Notice from the Executive, and the Executive terminates his employment during the ninety (90)- day period beginning thirty (30) days after the Executive’s delivery of the Good Reason Notice. Section 3.5, 3.7, 3.8 and Section 3.9 Performance Bonus Metrics will be eligible and payable to the Executive, regardless of reasons for termination for six (6) months following their exit from the Company. Section 3.6, as stated above, will remain in place for 24 months immediately following the termination of this Agreement.

6. Restrictive Covenants.

6.1 Noncompetition. Executive agrees that, for the duration of his employment with the Company and for a period of one (1) year after the termination thereof, Executive shall not engage in, or have any direct or indirect interest in any person, firm, corporation, organization, entity or business in North America - whether as an employee, officer, owner, director, agent, security holder, investor, creditor, consultant, partner, or otherwise - which engages in business that is similar to, or competitive with, the Company’s business.

6.2 Confidentiality. The Company and Executive acknowledge that the services to be performed by Executive under this Agreement are unique and extraordinary and, as a result of such employment, Executive shall be in possession of Confidential Information relating to the business practices of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company Group, or any of their respective activities, or of the clients, customers, acquisition targets, investment models or business practices of the Company Group, other than such information that (a) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section, or (b) is required of Executive to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive shall not, during his Employment Period with the Company or at any time thereafter (except as may be required in the course of the performance of his duties hereunder and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof), directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information acquired by the Executive during, or as a result of, his employment with the Company, without the prior written consent of the Company. The confidentiality obligations contained in this Section 6.2 shall be in addition to any other confidentiality agreement entered into between the Company and Executive, including the proprietary information and invention assignment agreement to be signed by Executive as per the Company’s policy with respect to all employees.

6.3 Mutual Non-Disparagement. At no time during Executive’s Employment Period with the Company or within three (3) years after the termination thereof, will the Executive, directly or indirectly, disparage the Company Group or any of the Company Group’s past or present employees, officers, directors, attorneys, products or services. Notwithstanding the foregoing, nothing in this Section shall prevent Executive from making any truthful statement to the extent (a) necessary to rebut any untrue public statements made about him; (b) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; or (c) required or specifically protected by law, or any court, arbitrator, mediator or administrative or legislative body (including any committee thereof’) with appropriate jurisdiction.

(ii) At no time during Executive’s Employment Period with the Company or within three (3) years after the termination thereof, will the Company or any of its then officers and/or directors, directly or indirectly, disparage the Executive. Notwithstanding the forgoing, nothing in this Section shall prevent the Company from making any truthful statement to the extent (a) Necessary to rebut any untrue public statements made by the Executive about the Company; (b) Necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; or (c) required or specifically protected by law, or any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with appropriate jurisdiction.

6.4 Cooperation. Upon the receipt of reasonable notice from the Company (including from the Company’s outside counsel), Executive agrees that during his Employment Period with the Company and at any time thereafter, Executive will respond and provide information to the best of his ability with regard to matters about which Executive has knowledge as a result of his employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of any claims that may be made against the Company Group (or any member thereof), and will also provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to matters related to Executive’s Employment Period with the Company (or any predecessors). If the Executive is required to provide any services pursuant to this Section following his termination, then the Company:

(a) shall promptly compensate Executive for all time actually incurred in these activities at an hourly rate of pay equal to Executive’s most recent annual Base Salary divided by 2080 hours; and

(b) shall promptly reimburse the Executive for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company’s business expense reimbursement policies.

6.5 Injunctive Relief; Interpretation. Without limiting the remedies available to the Company, Executive acknowledges and agrees that a breach of any of the covenants contained in Section 6 will result in the material and irreparable injury to the Company, the Company Group, or their respective affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such breach or threat by Executive, the Company shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 6, without the necessity of posting a bond or other security. If for any reason it is held that the restrictions under this Section 6 are not valid or enforceable as written, such restrictions shall be interpreted or modified to render such restrictions valid and enforceable, and such interpretation or modification shall be to render such restrictions as broad as legally permissible.

6.6 Return of Company Property. Upon the cessation of Executive’s employment for any reason whatsoever, all Company Group property that is in the possession of the Executive shall be promptly returned to the Company, including, without limitation, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists, supplier lists and any other materials that contain or are derived from Confidential Information which are in the Executive’s possession, including all copies thereof whether in electronic, digital or paper form. Anything to the contrary notwithstanding, Executive shall be entitled to retain (a) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (b) information showing his compensation or relating to reimbursement of expenses, (c) information that he reasonably believes may be needed for tax purposes and (d) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

7. Section 409A.

7.1 Interpretation. It is intended that the provisions of this Agreement comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption therefrom, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any payments or benefits subject to Section 409A that are to be paid or provided upon or following a termination of employment unless such termination qualifies as a “separation from service” within the meaning of Section 409A and, for purposes of any such payments or benefits, references in this agreement to “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Section 409A, each payment under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of a payment. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A. the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided that, to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. Notwithstanding the foregoing, the Company shall not have any liability with regard to any failure of this Agreement to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

7.2 Section 409A Delay. Notwithstanding any other provisions of this Agreement to the contrary, and solely to the extent necessary for compliance with Section 409A and not otherwise eligible for exclusion from the requirements of Section 409A, if as of the date of Executive’s separation from employment from the Company, (a) the Executive is deemed to be a “specified employee” (within the meaning of Section 409A), and (b) the Company or any member of a controlled group including the Company is publicly traded on an established securities market or otherwise, no payment or other distribution required to be made to the Executive hereunder (including any payment of cash, any transfer of property and any provision of taxable benefits) as a result of Executive’s separation from service shall be made until the date that is the earlier of (i) the first day of the seventh month following the date on which Executive separates from service with the Company, or (ii) the date of Executive’s death. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 7.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

7.3 Reimbursements and In-Kind Benefits. To the extent that reimbursements or other in- kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (c) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

8. Section 280G.

8.1 Maximum Benefit. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“Section 2H0G”) and would, but for this Section 8.1, be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) (the “Excise Tax”), then prior to making the Covered Payments, a calculation will be made comparing (a) the Net Benefit (as defined below) to Executive of the Covered Payments after payment of the Excise Tax, to (b) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (a) above is less than the amount calculated under (b) above, the Covered Payments will be reduced or eliminated to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” means the present value of the Covered Payments net of all federal, state, local and foreign income, employment and excise taxes.

8.2 Order of Reduction. Any reduction or elimination of Covered Payments necessary pursuant to Section 8.1 will be made in accordance with Section 409A and the following:

(a) the Covered Payments that do not constitute nonqualified deferred compensation subject to Section 409A will be reduced or eliminated first in such order as may be specified by Executive (or, if Executive does not provide written notice to the Company specifying such order within 10 days of Executive’s receipt of a written notice from the Company requesting such information, the order specified by the Company); and

(b) all other Covered Payments will then be reduced or eliminated in the following order: (i) cash payments, (ii) non-cash-forms of benefits (other than equity-based payments and acceleration of vesting) and (iii ) equity-based payments and acceleration of vesting.

To the extent payments are to be reduced or eliminated pursuant to clause (b) above, payments or benefits to be made or provided on a later date will be reduced or eliminated before payments or benefits to be made or provided on an earlier date. Notwithstanding the foregoing, if the order of reduction or elimination specified in clause (b) would violate Section 409A, then the reduction or elimination shall be made in such other manner as may be necessary to comply with Section 409A.

8.3 Recalculation. If, notwithstanding the initial application of this Section 8, the Internal Revenue Service determines that all or any portion of any Covered Payment constitutes an excess parachute payment (as defined in Section 280G(b) of the Code), this Section 8 will be reapplied based on the Internal Revenue Service’s determination, and Executive will be required to promptly repay the portion of the Covered Payments required to avoid imposition of an excise tax under Section 4999 of the Code together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the excess payments until the date of repayment).

8.4 Determinations. Any determination required under this Section 8, including whether any payments or benefits are parachute payments, shall be made by the Company in its sole discretion. Executive will provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 8. For purposes of making the calculations and determinations required by this Section 8, the Company may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999. The Company shall bear all costs incurred in connection with any calculations contemplated by this Section 8. The Company’s determination will be final and binding on Executive.

9. Miscellaneous.

9.1 Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its headquarters in Murray, Utah to the attention of the Secretary, and to the Executive at the address last reflected on the Company’s payroll records, or such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as provided herein, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Postal Service. Any such notice shall be deemed given only when received, but if Executive is no longer employed by the Company or a subsidiary, such notice shall be deemed to have been duly given five (5) business days after the date it is mailed in accordance with the foregoing provisions of this Section.

9.2 Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be unenforceable only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any other provision of this Agreement. Furthermore, there shall be automatically substituted for any prohibited or invalid provision a provision as similar thereto as possible that is valid, legal and enforceable.

9.3 Binding Effect; Benefits. This is a contract pertaining to personal services. Accordingly, Executive may not delegate his duties or assign his rights under this Agreement. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and the Company’s assigns.

9.4 Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous agreements, arrangements or understandings between the Company and Executive, except the Company’s policies and procedures as in effect from time to time and those plans and other arrangements which are specifically mentioned herein and incorporated by reference as a result. This Agreement may be amended at any time by mutual written agreement of the parties. In the case of any conflict between any express term of this Agreement and any statement contained in any plan, program, arrangement, employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

9.5 Governing Law, Binding Arbitration, and Choice of Venue. This Agreement and the performance of the parties hereunder shall be governed by the substantive laws of the State of Utah (without applying its conflicts of laws provisions) and any applicable laws of United States of America, and shall be interpreted in conformity with the same. The parties agree that any dispute or difference between them with respect to or arising from this Agreement - whether about its content, execution, enforceability, or performance - and any dispute or different between them concerning or relating to Executive’s employment with the Company or the termination thereof shall be, and is, subject to mandatory, final and binding arbitration, which shall be conducted and governed pursuant to the rules and procedures of the American Arbitration Association. BOTH THE COMPANY AND EXECUTIVE, THEREFORE, WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY FOR ANY SUCH DISPUTE. The parties further agree that any such arbitration shall be conducted in Murray, Utah, and they expressly agree to submit themselves to the jurisdiction of the federal and state courts located in Salt Lake County, Utah.

9.6 Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages, injunctive relief or specific performance in the event of another party’s breach or may pursue any other remedy at law or equity, whether or not stated in this Agreement.

9.7 Breach of this Agreement. Executive understands and agrees that if he breaches any provision of this Agreement, specifically including without limitation the restrictive covenants contained in Section 6, all payments and benefits provided hereunder shall cease, and any continuing obligation the Company may have to Executive under this Agreement shall be deemed subject to a full accord and satisfaction and thus no longer chargeable against the Company. If the Company’s participation in any legal action is necessary to enforce the terms of this Agreement because of Executive’s breach - whether such action is brought by Executive, the Company, or a third party - the Company shall be entitled to reimbursement of the reasonable costs and attorneys’ fees it incurs in defending, pursuing or otherwise participating in such legal action in the event that such court determines that such breach is the fault of Executive.

9.8 Survivorship. Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the parties shall survive Executive’s cessation of employment to the extent necessary to carry out the intentions of the parties as embodied and expressed in this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.

9.9 Neutral Interpretation. The parties agree that this Agreement shall not be construed either for or against either of them in any dispute or interpretation hereof.

9.10 No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

9.11 Taxes. Except as otherwise specifically provided herein, each party agrees to be responsible for its own taxes and penalties.

9.12 Counterparts. This Agreement may be executed and delivered in counterparts (including by facsimile or pdf’) which, when taken together, shall constitute one and the same agreement of the parties.

9.13 Representation of Executive. Executive represents and warrants to the Company that Executive has read and understands this Agreement, has had the opportunity to consult with independent legal counsel of his choosing prior to agreeing to the terms of this Agreement and is entering into this Agreement in a knowing, willful and voluntary manner.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

COMPANY		EMPLOYEE

By:	/s/ Guy Elhanani	By:	/s/ Shai Lustgarten
Independent Board Member and Chair of Compensation Committee			as Individual

By:	/s/ Shai Lustgarten
Chief Executive Officer and Chairman